UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

December 12, 2006
Date of Report (Date of earliest event reported)

Reed’s, Inc.
(Exact name of Registrant as specified in its charter)

Delaware	001-32501	95-4348325
(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer
of incorporation)		Identification No.)

13000 South Spring Street, Los Angeles, California 90061
(Address of principal executive offices)
(Zip Code)

(310) 217-9400
Registrant's telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.    Other Event.

On December 12, 2006, Reed’s, Inc., a Delaware corporation (the “Company”) completed the sale of 2,000,000 shares of the Company’s common stock at an offering price of $4.00 per share in the Company’s initial public offering pursuant to a Registration Statement on Form SB-2 (File No. 333-120451, or the “Registration Statement”). The public offering resulted in gross proceeds of $8,000,000 to the Company. In connection with the public offering, the Company paid aggregate commissions, concessions and non-accountable expenses to the underwriters of $800,000, resulting in net proceeds of $7,200,000, excluding other expenses of the public offering. In addition, the Company has agreed to issue, to the underwriters, warrants to purchase up to approximately an additional 200,000 shares of common stock at an exercise price of $6.60 per share (165% of the public offering price per share), at a purchase price of $0.001 per warrant. The underwriters’ warrants are exercisable for a period of five years commencing on the final closing date of the public offering.

From August 3, 2005 through April 7, 2006, the Company had issued 333,156 shares of its common stock in connection with the public offering pursuant to the Registration Statement. The Company sold the balance of the 2,000,000 shares in connection with the public offering (1,666,844 shares) following the effectiveness, on October 11, 2006, of a post-effective amendment to the Registration Statement.

As of December 12, 2006, the Company had 7,143,185 shares of common stock issued and outstanding, after giving effect to the issuance of the shares at the closing of the public offering.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

REED’S, INC.

Dated: December 15, 2006	By:	/s/ Christopher J. Reed
Christopher J. Reed
Chief Executive Officer